Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceuticals, Inc. Determines Not to Proceed with Previously Announced

Public Offering of Common Stock

CORAL GABLES, Fla., Sept. 13, 2019 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (NasdaqCM: CPRX) today announced that it will not conclude the offering of shares of its common stock announced on Wednesday, September 11, 2019. The Company believes that the culmination of an offering at the current market price of the common stock is not in the best interest of the Company and its stockholders.

The offering was being made pursuant to an effective shelf registration statement (No. 333-219259) previously filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, including Lambert-Eaton myasthenic syndrome (LEMS), anti-MuSK antibody positive myasthenia gravis (MuSK-MG), congenital myasthenic syndromes (CMS), and spinal muscular atrophy (SMA) Type 3. Catalyst’s new drug application for Firdapse® (amifampridine) 10 mg tablets for the treatment of adults with LEMS was approved in November 2018 by the U.S. Food & Drug Administration (“FDA”), and Firdapse is now commercially available in the United States. Prior to its approval, Firdapse for LEMS had received breakthrough therapy designation and orphan drug designation from the FDA.

Firdapse is currently being evaluated in clinical trials for the treatment of MuSK-MG, CMS, and SMA Type 3 and has received Orphan Drug Designation from the FDA for myasthenia gravis and CMS. Firdapse (amifampridine) 10 mg tablets is the first and only approved drug in Europe for the symptomatic treatment in adults with LEMS.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results and may include, without limitation, risks related to market conditions. A number of factors, including those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2018 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com

Media Contacts

David Schull

Russo Partners

(212) 845-4271

david.schull@russopartnersllc.com

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